DeGolyer and MacNaughton

5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
Exhibit 23.2
March 16, 2011

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Abraxas Petroleum Corporation,” “Appraisal Report as of December 31, 2009 on Certain Properties owned by Abraxas Petroleum Corporation,” “Appraisal Report as of December 31, 2008 on Certain Properties owned by Abraxas Energy Partners, L.P.,” “Appraisal Report as of December 31, 2008 on Certain Properties owned by Abraxas Petroleum Corporation,” and “Appraisal Report as of December 31, 2010 on Certain Properties owned by Blue Eagle Energy, LLC” (our Reports) under the sections “Item 1-Business General”, “Item 2-Properties”, “Primary Operating Areas”, and “Reserves Information” in the Abraxas Petroleum Corporation Annual Report on Form 10–K for the year ended December 31, 2010.  We also consent to the inclusion of our letter report dated February 22, 2011 in the Annual Report on Form 10-K of Abraxas Petroleum Corporation as Exhibit 99.1.  We further consent to the incorporation by reference in the Registration Statements on Form S-3 (333-127480, 333-132971, 333-162537 and 333-163763) and Form S-8 (No. 333-17375, 333-17377, 033-81416, 333-55691, 333-74592, 333-74614, 333-135032,0333-153635, 333-162358 and 333-168022) of information from our Reports.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716